3993 Howard Hughes Parkway Suite 600 Las Vegas, Nevada 89169

Our File Number:   51571-00001

Exhibit 5.1

December 14, 2012

You On Demand Holdings, Inc.
27 Union Square, West Suite 502
New York, New York 10003

Re:  You On Demand Holdings, Inc./Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special Nevada counsel to You On Demand Holdings, Inc., a Nevada corporation (the “Company”), in connection with the registration with the Securities and Exchange Commission (the “Commission”) under a registration statement on Form S-3 (File No. 333-183689) (the “Registration Statement”) for the purpose of registering with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), for sale by the Company of 1,800,000 shares (the “Shares”) of its common stock, par value $0.001 per share (the “Common Stock”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Preliminary Prospectus Supplement dated October 19, 2012, the Preliminary Prospectus Supplement dated November 14, 2012, the Preliminary Prospectus Supplement dated December 5, 2012, and the Prospectus Supplement dated December 14, 2012 related to the registration of the Shares, (iii) the Articles of Incorporation of the Company filed with the Secretary of State of Nevada on October 19, 2004, and as amended by Certificates of Amendment filed on January 27, 2005, May 7, 2007, July 8, 2010, February 23, 2011, and February 9, 2012; (iv) the Amended and Restated Bylaws of the Company dated July 30, 2010; (v) a specimen certificate representing the Common Stock, as filed with the Registration Statement; (vi) the Underwriting Agreement dated December 14, 2012 between the Company and the underwriter representative named therein; and (vii) certain resolutions of the Board of Directors of the Company and of the Pricing Committee of the Board of Directors of the Company relating to the issuance of the Shares, the registration of the Shares under the Securities Act, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company in the documents identified or otherwise and of public officials.

Phoenix	●	Tucson	●	Las Vegas	●	Reno	●	Albuquerque	●	Silicon Valley
www.lewisandroca.com

December 14, 2012 Page 2

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies.  We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents.  In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder, and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

In rendering the opinions set forth below, we have also assumed that, at or prior to the time of issuance and delivery, the Shares will have been registered by the transfer agent and registrar of such Shares.  We have also assumed that the Shares will be issued in accordance with the terms of the Underwriting Agreement.

The opinions set forth below are also subject to the further qualification that the enforcement of any agreements or instruments referenced herein and to which the Company is a party may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Based upon and subject to the foregoing, we are of the opinion that: (i) the issuance of the Shares has been duly authorized by the Company; and (ii) upon issuance of the Shares in accordance with the terms of the Underwriting Agreement, and issuance and delivery of certificates (or book entry notation if not certificated) representing such Shares against payment therefor, the Shares will be validly issued, fully paid, and non-assessable.

We disclaim any undertaking to advise you of any changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date hereof.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada (excluding securities laws).  We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the Shares.

December 14, 2012 Page 3

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the Preliminary Prospectus Supplements and Prospectus Supplement forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lewis and Roca LLP

LEWIS AND ROCA LLP